Exhibit 99.1
 United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2008 RESULTS
     Dallas, Texas, July 30, 2008 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2008 results: Revenues increased to $41.2 million from $32.2 in the comparable prior year quarter, an increase of $9.0 million, or 27.9%. Revenues from the Company’s lime and limestone operations in the second quarter 2008 increased $6.6 million, or 22.1%, to $36.4 million from $29.8 million in the comparable 2007 quarter, while revenues from its natural gas interests increased $2.4 million, or 99.5%, to $4.8 million from $2.4 million in the comparable prior year quarter. For the six months ended June 30, 2008, revenues increased to $74.4 million from $61.6 million in the comparable 2007 period, an increase of $12.8 million, or 20.7%. Revenues from the Company’s lime and limestone operations in the first six months 2008 increased $9.6 million, or 16.7%, to $67.0 million from $57.4 million in the comparable 2007 period, while revenues from its natural gas interests increased $3.2 million, or 75.8%, to $7.4 million from $4.2 million in the comparable prior year period. The increase in lime and limestone revenues primarily resulted from increased lime sales and average price increases for the Company’s lime and limestone products of approximately 7.5% and 7.2% in the second quarter and first half 2008, respectively, compared to the comparable 2007 periods. In addition, there was reduced construction demand during the second quarter 2007 due to near record rainfalls in both Texas and Oklahoma.
     The Company reported net income of $6.1 million ($0.95 per share diluted) in the second quarter 2008, compared to net income of $3.2 million ($0.50 per share diluted) in the second quarter 2007, an increase of $2.9 million, or 91.3%. For the first half 2008, net income increased by $3.7 million, or 70.3%, to $8.9 million, compared to $5.2 million for the first half 2007.
     The Company’s gross profit was $11.2 million for the second quarter 2008, compared to $7.2 million in the comparable 2007 quarter, an increase of $4.0 million, or 55.2%. Gross profit for the first six months 2008 was $17.9 million, an increase of $5.1 million, or 39.9%, from $12.8 million in the first six months 2007. Included in gross profit for the second quarter and first half 2008 were $7.1 million and $11.7 million, respectively, from the Company’s lime and limestone operations, compared to $5.6 million and $9.9 million, respectively, in the comparable 2007 periods. Gross profit from the Company’s natural gas interests for the second quarter and first half 2008 was $4.0 million and $6.2 million, respectively, compared to $1.6 million and $2.9 million, respectively, in the comparable 2007 periods. The increases in gross profit from lime and limestone operations were primarily due to increased revenues, partially offset by increased energy costs.
     Production volumes from the Company’s natural gas interests for the second quarter 2008 totaled 359 thousand MCF from 25 wells, sold at an average price of $13.27 per MCF, compared to 273 thousand MCF from 12 wells, sold at an average price of $8.75 per MCF, in the comparable 2007 quarter. Production volumes for the first half 2008 from natural gas interests totaled 620 thousand MCF at an average price of $11.95 per MCF, compared to the first half 2007 when 498 thousand MCF was produced and sold at an average price of $8.47 per MCF. Based on ongoing drilling activity pursuant to the lease agreement, five new wells are expected to begin production in the second half 2008.
     Interest expense in the second quarter 2008 decreased $235 thousand, or 20.5%, to $911 thousand from $1.1 million in the second quarter 2007. Interest expense in the first six months 2008 decreased to $1.9 million from $2.2 million in the first six months 2007, a decrease of $288 thousand or 13.2%. The decrease in interest expense in the 2008 periods primarily resulted from decreased average outstanding debt due to the repayment of $13.4 million of debt since June 30, 2007.
     “While our lime and limestone operating costs continue to be impacted by rising prices for petroleum products and solid fuels, increased steel demand and higher average selling prices in the second quarter 2008 resulted in an improvement in gross profit margin as a percentage of lime and limestone revenues compared to recent periods,” said Timothy W. Byrne, President and Chief Executive Officer. “However, the weakening economy remains a concern for the demand for our lime and limestone in the second half 2008 and, given our increasing energy costs, we need to continue to increase prices for our lime and limestone products in order to return to our historical margins.” Mr. Byrne added, “Recent higher natural gas prices and increased production have continued to provide increased revenues and gross profit from our natural gas interests.” Mr. Byrne concluded, “We are pleased to report that, due to our increased market capitalization, the Company was added to the Russell 3000® Index when the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
INCOME STATEMENTS	2008	2007	2008	2007
Revenues
Lime and limestone operations	$36,420	$29,822	$67,001	$57,429
Natural gas interests	4,763	2,387	7,417	4,220

Total	$41,183	$32,209	$74,418	$61,649

Gross profit	$11,164	$7,193	$17,929	$12,815
Operating profit	$9,167	$5,401	$14,015	$9,260
Interest expense	911	1,146	1,890	2,178
Other (income), net	(42)	(78)	(83)	(116)
Income tax expense	2,241	1,166	3,308	1,972

Net income	$6,057	$3,167	$8,900	$5,226

Income per share of common stock:
Basic	$0.96	$0.51	$1.41	$0.84
Diluted	$0.95	$0.50	$1.40	$0.83

Weighted average shares outstanding:
Basic	6,297	6,243	6,296	6,228
Diluted	6,364	6,331	6,357	6,317

	June 30,	December 31,
BALANCE SHEETS	2008	2007
Assets:
Current assets	$32,829	$25,331
Property, plant and equipment, net	135,149	132,151
Other assets, net	634	745

Total assets	$168,612	$158,227

Liabilities and Stockholders’ Equity:
Current liabilities	$20,678	$16,465
Debt, excluding current installments	49,603	54,037
Deferred tax liabilities, net	4,752	3,280
Other liabilities	2,656	2,740
Stockholders’ equity	90,923	81,705

Total liabilities and stockholders’ equity	$168,612	$158,227

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